1245 "Q" Street
Lincoln, NE 68508
Phone: 402-475-2525
Fax: 402-475-9061

Contact:	Patrick E. Beans Chief Financial Officer 402-475-2525

NATIONAL RESEARCH CORPORATION ADDS NEW DIRECTOR TO BOARD

LINCOLN, Nebraska (January 6, 2005) — National Research Corporation (NASDAQ/NM:NRCI), a leader in healthcare performance measurement, today announced that Gail L. Warden, age 66, has been appointed to its Board of Directors.

        Mr. Warden’s extensive healthcare career spans more than 40 years. He is currently President Emeritus of Detroit-based Henry Ford Health System, where he served as President and Chief Executive Officer from 1988 until 2003. Prior to this role, Mr. Warden served as President and Chief Executive Officer of Group Health Cooperative of Puget Sound as well as Executive Vice President of the American Hospital Association. Mr. Warden serves in numerous leadership positions as Chairman to several national healthcare committees and as board member to many other healthcare related committees and institutions. In addition, he serves the Detroit, Michigan, community through various memberships on local governing committees and groups. Mr. Warden received an Honorary Doctorate in public administration for Central Michigan University, a Master of Hospital Administration from the University of Michigan, and a Bachelor of Arts from Dartmouth College. In addition, he is currently a visiting Professor for the University of Michigan School of Public Health and served as Adjunct Professor from 1992 to 2003.

        Commenting on the appointment, Michael D. Hays, Chief Executive Officer of National Research Corporation, said, “We are indeed fortunate to have someone of Gail’s extraordinary healthcare background and expertise join our Board of Directors. Because of his extensive experience, his insights regarding the dynamics of the business world and his lifelong involvement with corporate governance, he is an excellent addition to our Board and will contribute meaningfully to the growth of our company and the realization of its full potential. His leadership capabilities will be invaluable as our company continues to take advantage of its leadership role as it benefits from the increasing focus on quality measurement and improvement in the healthcare sector.”

        National Research Corporation, headquartered in Lincoln, Nebraska, is a leading provider of ongoing survey-based performance measurement, analysis, tracking services and improvement services to the healthcare industry. The Company addresses the growing need of healthcare providers and payors to measure the care outcomes, specifically experience and health status, of their patients and/or members. The Company has been at the forefront of the industry in developing tools that enable healthcare organizations to obtain performance measurement information necessary to improve their business practices.

        This press release includes “forward-looking” statements related to the Company that can generally be identified as describing the Company’s future plans, objectives or goals. Such forward-looking statements are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the factors that could affect the Company’s future results, please see the Company’s filings with the Securities and Exchange Commission.

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